Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made and entered into as of the 28th day of September, 2021, by and between BANCPLUS CORPORATION, a Mississippi Corporation (“Corporation”), and its wholly owned subsidiary, BANKPLUS, a Mississippi banking corporation (“Bank”) (collectively, Corporation and Bank are referred to herein as “BankPlus”), on the one hand, and [________] (“Shareholder”), on the other hand.

WHEREAS, Shareholder currently serves as a member of the Board of Shareholders of First Trust Corporation (“FTC”), which, along with its wholly owned subsidiary, First Bank & Trust, has agreed to merge with and into Corporation and Bank, respectively (the “Transaction”) pursuant to an Agreement and Plan of Share Exchange and Merger dated September 28, 2021 (“Definitive Agreement”);

WHEREAS, Shareholder owns common stock in FTC and as consideration for the Transaction, among other consideration, sells the goodwill of the business of FTC and its subsidiary First Bank and Trust.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Definitive Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             NON-COMPETITION. Shareholder agrees and covenants not to engage in Prohibited Activity within the Restricted Area for a period of two years following the Effective Time as defined in the Definition Agreement. The phrase “Prohibited Activity” shall mean activity in which the Shareholder contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, director, stockholder, officer or any other similar capacity to an entity engaged in the same or similar business as BankPlus or any of its subsidiaries and affiliates, including but not limited to those engaged in the business of commercial banking. Prohibited Activity also includes directly soliciting, contacting (including but not limited to e-mail, regular mail, express mail, telephone, fax and instant message), attempting to contact or meeting with the current customers of BankPlus and its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by BankPlus or its subsidiaries and affiliates.

The phrase “Restricted Area” shall mean the parishes of East Baton Rouge, Jefferson, Lafayette, Livingston, Orleans, Pointe Coupee, St. Landry, St. Tammany, and Tangipahoa in Louisiana, as well as the counties of Alachua and Walton in Florida, and the counties of Harrison and Jackson in Mississippi.

This Section 1 shall not restrict the Shareholder from retaining any equity or ownership interest held by the Shareholder as of the date of this Agreement, nor shall this Section 1 restrict the Shareholder from, as a passive investor, acquiring up to (but not more than) 5% of the outstanding equity securities of any company whose securities are traded on a national securities exchange.

2.             NON-SOLICITATION OF CUSTOMERS. Shareholder agrees that for the two-year period following the Effective Time he will not, within the Restricted Area and during the Restricted Period, solicit customers of FTC and First Bank which are being sold as described above.

3.             NON-SOLICITATION OF EMPLOYEES. Shareholder agrees that for the two-year period following the Effective Time he will not solicit employees of Bancplus Corporation or Bankplus, or any of their affiliated corporations or subsidiaries, who are employed in the Restricted Area described above.

4.             ACKNOWLEDGEMENT. Shareholder acknowledges and agrees that the services rendered by him to FTC are of a special and unique character; that Shareholder has obtained knowledge and skill relevant to the industry, methods of doing business and marketing strategies of FTC by virtue of his position as a Shareholder of FTC; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Corporation.

Shareholder further acknowledges that the amount of consideration to be paid by Corporation under the Definitive Agreement was based, in part, on Shareholder’s obligations and assertions (including but without limitation, the sale of the goodwill in the business of FTC) herein and BankPlus’ rights under this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this Agreement or BankPlus’ enforcement thereof.

5.             REMEDIES. In the event of a breach or threatened breach by the Shareholder of any of the provisions of this Agreement, the Shareholder hereby consents and agrees that BankPlus shall be entitled to seek, in addition to other available remedies, a temporary restraining order preliminary injunction, and permanent injunction and other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

6.             CONFIDENTIAL INFORMATION. Shareholder recognizes the interest of BankPlus in maintaining the confidential nature of the proprietary, customer, and other business and commercial information of FTC, which will become BankPlus’ following the Transaction. Shareholder shall hold in confidence for the benefit of BankPlus all secret or confidential information, knowledge or data relating to FTC or any of its affiliated companies, and their respective businesses and customers, including, but not limited to, names, phone numbers, addresses, e-mail addresses, banking history, banking preferences, chain of command, pricing information and other proprietary information identifying facts and circumstances relevant to banking services (“Confidential Information”). After the Effective Time of the Transaction, Shareholder shall not, without the prior written consent of BankPlus, or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than BankPlus and those designated by it. All records, files, data, documents and the like relating to FTC or its subsidiaries and affiliates shall be and remain the sole property of BankPlus following the Transaction. Shareholder shall not remove from the premises of FTC or retain any Confidential Information of FTC or its subsidiaries and affiliates, and all such Confidential Information in Shareholder’s possession shall remain subject to Shareholder’s obligations herein. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by Shareholder, (ii) was available to Shareholder, prior to disclosure by BancPlus or BankPlus on a non-confidential basis from a source not known by Director to be subject to any fiduciary, contractual or legal obligations of confidentiality or (iii) was independently acquired or developed by Director without violating any obligations of this Agreement.

7.             GENERAL PROVISIONS

a.             Notice. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, (ii) five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, (iii) when sent by facsimile or e-mail with evidence of receipt thereof, or (iv) when delivered by overnight courier providing proof of delivery, addressed to BankPlus (to the attention of the Chief Executive Officer of BankPlus) at its principal executive office and to Shareholder at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

b.             Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflict of laws of such State.

c.             Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

d.             Entire Agreement. This Agreement represents the entire agreement of the parties with regards to the matters herein and supersedes any other agreement, oral or written, between the Shareholder and BankPlus or any predecessor of BankPlus, including but not limited to FTC. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

e.             Successors and Binding Agreements.

i.               This Agreement shall be binding upon and inure to the benefit of BankPlus and any Successor (as defined below) of or to BankPlus. “Successor” shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of BankPlus, whether by purchase and sale, merger, consolidation, reorganization or otherwise.

ii.             This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder, except for any Successor of BankPlus as set forth in section 5(e)(i) above.

f.             Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of the Agreement.

g.             Waiver; Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Shareholder and BankPlus. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any waiver or modification of any term of this Agreement shall be effective only if it is signed in writing by both parties.

h.             Effective Time. This Agreement will become effective at the Effective Time as defined in the Definitive Agreement, and will be of no force or effect unless and until the Transactions are consummated in accordance with the terms of the Definitive Agreement.

i.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement. This Agreement, if signed and delivered by email delivery of a “.pdf” data file, shall be treated for all purposes as an original agreement and shall be considered to have the same binding legal force and effect as if it were the original signed version hereof delivered in person.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

SHAREHOLDER:	BANCPLUS CORPORATION and
BANKPLUS:

By:
[_________]	William A. Ray
President and CEO

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